UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 7, 2014

Date of Report (Date of earliest event reported)

THE PAWS PET COMPANY, INC.

(Exact name of registrant as specified in its charter)

Illinois	333-130446	20-3191557
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

855 El Camino Real, Suite 13A-184, Palo Alto, CA	94301
(Address of Principal Executive Offices)	(Zip Code)

(415) 871-0678

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On December 31, 2013 The PAWS Pet Company Inc. (the “Company”) entered into a First Amended Securities Exchange Agreement (the “SEA”) that amends, supersedes and replaces the Securities Exchange Agreement that the company entered into on October 29, 20013 with Pharmacy Development Corp. (“PDC”). Under the SEA, the Company has acquired from PDC, one hundred percent (100%) of the issued and outstanding shares of Mesa Pharmacy, Inc., a California corporation (“MESA”), in exchange for five hundred thousand (500,000) shares of the Company’s Series D Convertible Preferred Stock (the “Series D Stock”). The closing of this transaction took place on December 31, 2013.

Prior to the closing, MESA and PDC entered into a revised royalty agreement, which, by its terms, MESA, as a wholly owned subsidiary of the Company, will pay 5% of MESA’s net revenue, as defined thereunder, for twenty (20) years.

MESA focuses on providing custom compounded non-narcotic, transdermal topical pain medications that are marketed to industrial health physicians and clinics. MESA has developed a series of topical ointments, in different strengths, that provide the pain relief doctors seek.

Under the terms of the SEA, the parties will have sixty (60) days to comply with several conditions and complete certain corporate actions. Those are as follows:

●	Completion of a shareholder vote which:

●	Changes the name of the Company to, “Praxsyn Corporation.”

●	Increases the number of authorized shares of Common Stock to number of shares sufficient to provide for the conversion, if demanded, of all authorized shares of preferred stock, all outstanding warrants, options and convertible debenture, if any.

●	Authorizes the Board of Directors to designate, from the already authorized ten million (10,000,000) shares of preferred stock, classes of stock with whatsoever rights and preferences as the board of directors may so choose, including voting and super-majority voting privileges.

●	Amends the Articles of Incorporation so that actions which would normally require a two-thirds (2/3) majority vote of the shareholders to pass shall only require a simple majority.

●	Comply with either Rule 14C or Rule 14A regarding the above shareholder vote.

●	Obtain the consent of two-thirds of the voting power of, and amend the Designation of Series B Convertible Preferred Stock (“Series B”), reducing the number of shares by which those shares are convertible from a maximum of ten thousand (10,000) shares for each Series B Share to no more than six thousand, six hundred and thirty-four (6,634) for each Series B Share.

●	File with the Secretary of State of Illinois, an Amended Certificate of Designation of Series C Convertible Preferred Stock (Series C Stock), reducing the number of shares of Series C Stock authorized to no more than two thousand, five hundred (2,500) shares or the number of shares of Series C Stock outstanding, whichever is greater.

Upon the issuance, by the California State Board of Pharmacy, of a permanent Community Pharmacy Site Permit approving the Company as the new owner of MESA, PDC will have the right to appoint three (3) individuals to the Company’s Board of Directors. If the California State Board of Pharmacy rejects the issuance to the Company site permit, the Agreement may be cancelled by the Company.

The five hundred thousand (500,000) shares of Series D Stock are convertible into five hundred million (500,000,000) shares of the Company’s common stock.

The above description of the Agreement and the D Preferred are qualified by reference in their entirety to the copies of the Agreement and the Certificate of Designation for the D Preferred annexed as exhibits to this report.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 31, 2013 the Company entered into an agreement with Pharmacy Development Corp., a California corporation where under the Company one hundred percent (100%) of the issued and outstanding shares of Mesa Pharmacy, Inc. (“MESA”).

MESA focuses on providing custom compounded non-narcotic, transdermal topical pain medications that are marketed to industrial health physicians and clinics. MESA has developed a series of topical ointments, in different strengths, that provide the pain relief doctors seek.

Item 3.02.	Unregistered Sales of Equity Securities.

On December 31, 2013, the Company issued five hundred thousand (500,000) shares of the Company’s Series D Convertible Preferred Stock (the “Series D Stock”) pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933.

The Series D Stock in exchange for ten thousand (10,000) shares of the Common Stock of Mesa Pharmacy, Inc., a California corporation having its principal place of business at 18013 Sky Park Circle, Suite D, Irvine, CA 92614 (the “MESA Common Stock”). The Mesa Common Stock constitutes one hundred percent (100%) of the issued and outstanding shares of Mesa Pharmacy, Inc.

The Series D Stock share may be converted by the holder for one thousand (1,000) shares of the Company’s Common Stock for each Series D Stock share being converted.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The Company expects to file the audited financial statements of Mesa Pharmacy, Inc. required pursuant to this Item 9.01(a) no later than March 18, 2014.

(b) Pro forma financial information.

The Company expects to file the pro forma financial information required pursuant to this Item 9.01(b) no later than March 18, 2014.

(d) Exhibits.

10.1	First Amended Securities Exchange Agreement (SEA) - Dated December 31, 2013
10.2	SEA Exhibit A - Certificate of Designation of Series D Convertible Preferred Stock
10.3	SEA Exhibit B - Royalty Agreement
10.4	SEA Exhibit C - Required Shareholder Actions

SIGNATURE

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The PAWS Pet Company, Inc.

DATE: January 7, 2014	By:	/s/ Daniel Wiesel
Daniel Wiesel
Chief Executive Officer